CleanSpark Completes Strategic Acquisition of Solar Watt Solutions

SALT LAKE CITY, UT, February 24, 2021 – CleanSpark, Inc. (Nasdaq: CLSK) (the “Company” or “CleanSpark”), a diversified software and services company, today announced that it has completed the strategic acquisition of Solar Watt Solutions, Inc. (“Solar Watt”), a Commercial and Residential Solar and Energy Storage Developer. Based on achievement of certain performance objectives, total consideration for the transaction will be up to 477,703 shares of the Company’s common stock, and up to $3,850,000 in cash.

Solar Watt is a Carlsbad, California based company, founded in 2009 by David Watt. Solar Watt provides solar and alternative energy solutions for homeowners and commercial businesses throughout Southern California. The acquisition is expected to immediately expand and accelerate CleanSpark’s residential initiative by integrating an experienced energy storage and solar sales and installation team.

Solar Watt has been focused on serving the fire prone communities throughout California by utilizing the Self Generation Incentive Program (“SGIP”), which provides homeowners who have medical needs and reside in vulnerable zones with the opportunity to add energy storage to their homes at little or no cost. The Company’s mVoult (mvoult.com) product line for residential microgrids will provide opportunities for both companies to expand quickly throughout the state of California and beyond.

David Watt, Founder of Solar Watt, said, "We are extremely excited to join the great team at CleanSpark. With their products and resources behind Solar Watt, we will be able to expedite growth in the California area. We anticipate scaling up and, being able to offer new product lines while continuing to provide the excellent service our customers have come to expect, which is the foundation for our success."

CleanSpark’s President and CEO, Zachary Bradford, stated, “Over the past year, we have been working with Solar Watt as a partner to strategically expand our collective sales efforts. As a result, upon closing our transaction to acquire Solar Watt, we added more than $10 million dollars of executed contracts to our backlog. This backlog immediately positions CleanSpark as a player in the direct-to-consumer California residential microgrid market. In addition to executing on their existing pipeline, Solar Watt will form the backbone of the Southern California team for CleanSpark’s new residential mVoult product line. We will continue to devote our efforts to the one-to-many sales approach nationwide through partnerships with companies similar to Solar Watt, but this acquisition will allow us to rapidly scale mVoult and residential sales in Southern California where we have a local presence and a large sales footprint.”

“This acquisition brings a significant pipeline to drive strong revenue growth immediately as part of our new residential initiative,” said Lori Love, Chief Financial Officer of CleanSpark. “We anticipate that the acquisition will contribute approximately $20 million in revenue over the next 12 to 18 months and potentially more as we expand into additional territories with critical energy needs.”

Parties interested in learning more about CleanSpark products and services are encouraged to inquire by contacting the Company directly at info@cleanspark.com or visiting the Company’s website at www.cleanspark.com.

Investors are encouraged to contact the Company at ir@cleanspark.com, or visiting the Company’s website at https://ir.cleanspark.com/

About CleanSpark:

CleanSpark, Inc., a Nevada corporation, is in the business of providing advanced software, controls and technology solutions to solve modern energy challenges. CleanSpark has a suite of software solutions that provides end-to-end microgrid energy modeling, energy market communications, and energy management solutions. CleanSpark’s offerings consist of intelligent energy monitoring and controls, intelligent microgrid design software, middleware communications protocols for the energy industry, energy system engineering, custom hardware solutions, microgrid installation services, and software consulting services.

CleanSpark also owns and operates a data center that provides customers with traditional on-site and cloud-based data center services. The Company also owns and operates a fleet of Bitcoin miners producing over 200 PH/s in mining capacity. Capacity is expected to increase to over 315 PH/s in mining capacity in early 2021. CleanSpark plans to apply its energy technologies to these divisions with a goal of mining bitcoins at the lowest energy prices in the United States. For more information, visit https://ATL-DATA.com

About Solar Watt Solutions:

Solar Watt Solutions, Inc., a California corporation, is a system integrator that assists customers in finding the energy products that best fit their needs while working with a range of equipment manufacturers to provide a cost-effective solution for residential or commercial projects. Solar Watt helps businesses and homeowners install solar and batteries to save money on energy bills and reduce dependence on increasing energy costs from public utilities. Solar Watt helps customers realize all the local, state, and Federal incentives, including going green benefits, which make solar energy more affordable than ever before. Solar Watt’s customers can take pride in knowing that they are part of the solution, not the problem. For more information, visit https://www.solarwattsolutions.com

Forward-Looking Statements:

CleanSpark cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by CleanSpark that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in CleanSpark’s business, including, without limitation: the successful integration of Solar Watt into CleanSpark, the closing of the transaction, the fitness of its energy software and solutions for this particular application or market, the expectations of future revenue growth may not be realized, ongoing demand for its software products and related services, the impact of global pandemics (including COVID-19) on the demand for its products and services; and other risks described in the Company’s prior press releases and in the Company’s filings with the Securities and Exchange Commission (“SEC”), including under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact - Investor Relations:

CleanSpark, Inc.

Investor Relations

(801)-244-4405

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